June 10, 2010

Bernard Shay
Vice President Law and General Counsel
Miramar Labs, Inc.
445 Indio Way
Sunnyvale, CA 94085

Re:	Assignment and License Agreement between The Foundry, Inc. (“Inc.”) and Miramar Labs, Inc. (“Miramar”) dated December 31, 2008 (the “Agreement”).
Dear Mr. Shay:
As discussed, The Foundry, LLC (“LLC”) and Miramar wish to clarify any ambiguity regarding Miramar’s rights in and to certain patents and related technology under the Agreement as a result of Inc.’s transfer of assets to LLC as set forth in the following agreements between Inc. and LLC effective as of December 31, 2008: the Bill of Sale, the Assumption Agreement and the Revised and Restated Assignment Agreement (collectively, the “Asset Documents”). This letter sets forth the agreement and understanding of LLC and Miramar with regard to Inc.’s assignment and license of certain patent rights and related technology to Miramar under the Agreement. All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Agreement.
1.    LLC hereby confirms and agrees that the Assigned Patents, Assigned Technology and Related Documentation were in fact assigned to Miramar, subject to the terms of the Agreement, prior to Inc.’s transfer of assets to LLC pursuant to the Asset Documents.
2.    LLC and Miramar hereby agree that the Agreement was effectively assigned by Inc. to LLC pursuant to the Asset Documents, and accordingly LLC hereby agrees to be bound by the terms of the Agreement, including, without limitation, all assignments, licenses and obligations of Inc. set forth therein, and Miramar agrees to perform its obligations to Inc. set forth therein, as if LLC were the named party thereto.
We appreciate your time and attention to this matter and look forward to continuing our business relationship with Miramar.
Sincerely,
/s/ Hanson S. Gifford
Hanson S. Gifford
President and CEO
The Foundry, LLC

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